INTERNATIONAL HOLDINGS, INC.
                          ----------------------------

Date of Agreement: 2/11/00
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Full Legal Name of Business: AMERICAN QUANTUM CYCLES, INC. ("Associate")
                             ------------------------------
All DBA's:     None
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which represents that all of which name(s) have been properly filed and published as Required by applicable law and the Principals ("Principals") listed below, all the above whose mailing address are: 731 Washburn Road, Melbourne, FL 32934. Legal Form of Business: Corporation If Corporation/Limited Liability Company/Partnership then: State of Incorporation/registration: Georgia and INTERNATIONAL HOLDINGS, INC. ("IHI"), 4546 Barclay Drive, Suite C, Atlanta, GA 30338, agree as follows and establish the following factoring Agreement ("Agreement" or "Factor Agreement"):

A. Associate desires to sell IHI from time to time to certain of Associate's accounts, contracts, contract rights and other forms of obligations for the payment of money and proceeds thereof arising out of bona fide contract to sell and/or sale and/or lease of Goods and Services (please see Exhibit C for complete definition of these, which are termed "Receivables" ). Receivables submitted to IHI are an accurate and undisputed statement of indebtedness by Customer to Associate as a result of an absolute sale / lease and not on consignment, or on approval, or hold basis, or subject to any other contingency, excepting only, in the case of a Purchase Order or Contract, the production and/or delivery of the Goods and Services required therein.

B. The Approval as an Associate Letter dated 02/11/00 and the Application To Become An Associate dated 02/11/00 are incorporated in this Agreement By reference. It is agreed that this Agreement is intended only to benefit parties signatory to it and not to benefit any third parties.

C. Performance of this Agreement shall be construed in accordance with and governed by the laws of the State of GEORGIA. In any action brought under or arising out of this Agreement, Associate and IHI hereby consent to the jurisdiction of any competent court within the County of DEKALB, State of GEORGIA and consent to service or process by any means authorized by GEORGIA law.

D.       The Authorized Representatives are:

               Name                                                 Title                   Signature
            Richard K. Hagen                                         President       /s/     Richard K. Hagen
            ------------------------------------------------         ---------       --------------------------------

             Gary Irving                                              COO             /s/    Gary Irving
            -----------------------------------------------           --------       --------------------------------

E. If Associate is a corporation / limited liability company / partnership (collectively the "Company" ): Resolution Authorizing Execution of a Factor Agreement and Sale of Receivables to INTERNATIONAL HOLDINGS, INC. RESOLVED, that Associate, a Company, is hereby authorized by action of its board of directors of governing body (collectively the "Board" ) unanimously adopted to enter into an Agreement with IHI, or successive agreements, extensions or amendments as provided in the Agreement between the Company and IHI, which will provide, among other things, for the sale, assignment and transfer of Receivables of the Company's books to account to IHI on such items and conditions as the Company and IHI may determine from time to time. FURTHER RESOLVED, that the Authorized Representatives set out in Paragraph D above be each of them acting alone hereby authorized and directed to do any of the following on behalf of the Company as such individual may approve as necessary or desirable in order to carry out the intent and purpose of these Resolutions and to effectuate the sale, assignment and transfer of Receivables to IHI, such action and approval to be conclusively evidenced by the execution by such individual(s) of the relevant document or taking of the necessary action: to execute the Agreement with IHI, including such successive agreements, extensions, additional documentation or amendments as provided in the Agreement between the Company and IHI, for amounts and on terms and conditions which the Authorized Representative shall determine from time to time is in the best interests of the Company.

I HEREBY certify that the foregoing is a true and correct copy of a resolution adopted by the Board of the Company held on , 20 . And that said resolution is still in full force and effect.


  /s/ Richard K. Hagen                              /s/ Gary Irving
  ----------------------------------------          ---------------------------------------
  President /Managing Member /                      Secretary / Member / Authorized Partner
  Authorized Partner Chairman of the Board          Secretary of the Board

F.   The terms and conditions set forth above and in Articles I - XV (Exhibit
     A), the Commission Schedule (Exhibit B), Definitions (Exhibit C) and other Exhibits which follow are hereby agreed to as of the date set forth above.

G. Principals are individuals associated with Associate who, as consideration and a material inducement to IHI for agreeing to enter into this Agreement, agree jointly and severally enter into, to be bound by and honor its terms and conditions. For all purposes, herein Principals are to be regarded as Associates and may also be so interchangeably addressed.


---------------------      -----------------------    -----------------------



---------------------      -----------------------    -----------------------
    Principal                   Principal                    Principal


AMERICAN  QUANTUM  CYCLES,  INC.               INTERNATIONAL  HOLDINGS,  INC.
--------------------------------                -----------------------------
(Associate)
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By:  /s/   Gary Irving                          By:  /s/   Joseph H. Hale
-----------------------------                   -----------------------------

(Title)     C.O.O.                              (Title)     C.E.O.
       ---------------------                           ---------------------

                                    EXHIBIT A

(1) IHI to take immediate possession of the Goods and Services at the sole cost and expense of the Associate which shall take place at the business location of the Associate or at any other location designated by IHI, (2) in the event that Associate does not assemble and make the Goods and Services available to IHI within the designated time period in the written notice provided by IHI to the Associate, then Associate grants to IHI the absolute right to: (a) enter the business premises of Associate or any other business premises where the Goods and Services are located for the express purpose of IHI obtaining possession of the Goods and Services, (b) store the Goods and Services at the business premises of Associate or elsewhere after the notice of default has been provided to the Associate, (3) Associate grants an absolute right to IHI to conduct a public or private sale and dispose of the Goods and Services, in its/their then condition or following any commercially reasonable preparation or process to complete work in process, at the business premises of the Associate or elsewhere at IHI's sole option. The right of storage and sale of the Goods and Services shall be at no cost or expense to IHI. Upon the sale of any/all of the Good and Services, IHI shall pay from the proceeds of the sale in the following order of priority: (1) cost of taking and storage of the Goods and Services, (2) the cost of the sale, (3) all obligations owing by Associates to IHI including all preparation or process costs set out above, and (4) if there are any proceeds of the sale then remaining Associate shall be paid the remaining proceeds. In the event that Associate elects to terminate this Agreement, it expressly waives all claims of any nature it may allege/have against IHI. Subsequent to the termination of this Agreement by either party, should any claim, legal action, etc., be made against IHI by a Customer, Vendor, or others, whether or not suit is filed, Associate's obligations under this Agreement will continue after termination of this Agreement until all such items are finally adjudicated/resolved/paid in full by Associate/reimbursed in full to IHI by Associate for all amounts IHI has expended to resolve such item, including Legal Costs. IHI's election to waive any provision or breach at any given time shall not be deemed a waiver of any subsequent breach or waiver of such provision at any subsequent time. This Agreement and amendments thereto; etc., shall not be construed against the party preparing it, but shall be construed as if all parties prepared the Agreement in accordance with the laws of the applicable jurisdiction.

                         COMMISSION SCHEDULE (EXHIBIT B)
                         -------------------------------

1. PRIMARY COMMISSIONS: A Primary Commission is charged based on the face amount of the Gross Receivable (see Exhibit A, Article III for definition) that IHI has purchased on the date of its purchase and from time to time thereafter based on additional Initial Payments as set out herein, The Primary Commission varies based upon the percentile ratio of the sum of all Initial Payments, Letters of Guarantee, and Letters of Credit made/issued to the actual amount of that Gross Receivable ("Initial Payment Percentage"), without deduction due at any intervening payments made by Associate/Customers and received by IHI, as follows:

                Initial Payment Percentage         Primary Commission Percent
                --------------------------         --------------------------
                       Less than 25%                           2%
                         25%-39.99%                            3%
                         40%-59.99%                            4%
                         60%-79.99%                            5%
                         80% or more                           6%

2. ADMINISTERED COMMISSION: Administered Commissions are charged as set out in the attached Administered Commission Exhibit. Administered Commissions are also charged on any fundings in excess of the approved Initial Payment Percentage. Administered Commissions are charged on the earlier of the date of IHI's purchase of the applicable Receivable or on the date of the agreement between Associate and IHI giving rise to the Administered Commission unless otherwise specified in such agreement.

3. ACCRUED COMMISSIONS: Accrued Commissions are calculated based on the face amount of Initial Payments/Letters of Credit/Guarantee and are charged at a rate of 2% for each ten calendar days beginning with the date IHI funds the Associate/causes the Letter of Credit/Guarantee (see Para. 7 for details of Letter of Guarantee Accrued Commissions) to be issued, are fully earned for each ten calendar day period on the first day of each period, and continue to accrue until the date full payment in immediately available funds is received by IHI.

4. IHI's Commission Percents are to be increased by fifty percent (50%) on Dispute Receivables and on all payments received by Associate and not remitted to IHI the same day as received, as set out in Article V, in Exhibit A of the Agreement.

5. RESERVE FUND PAYMENTS BY IHI TO ASSOCIATE: The Associate's Reserve Fund is the remainder after/payments are made to the Associate after an amount equal to all of IHI's Cost and additional charges if any, Primary, Administered and Accrued Commissions and Initial Payments in a Calendar Month Unit's/Contract Receivable Units/Bulk Purchase Unit's (whichever is applicable) purchase of Receivables have been paid to IHI in immediately available funds. IHI reserves the right to close out Receivable(s)/Calendar Month Unit/Contract Receivable Unit/Bulk Purchase Unit (whichever is applicable) and reassign to Associate at then face value, without recourse to IHI, the open/partially paid Receivables. (See Agreement for effect of Disputes on the Reserve Fund.) While Letters of Credit and/or Letters of Guarantee are outstanding, no Reserve funds will be paid to Associate.

6. REPURCHASE OF RECEIVABLES BY ASSOCIATE: Associate reserves the right to repurchase at any time at then face value, without recourse to IHI, all Receivables outstanding in a Calendar Month Unit/Contract Receivable Unit/Bulk Purchase Unit by paying to IHI, in immediately available funds, all of that Calendar Month Unit's/Contract Receivable Unit's/Bulk Purchase Unit's outstanding Costs and additional charges if any, Primary, Administered and Accrued Commissions, and Initial Payments. If a Dispute exits, then such repurchase must include all Receivables then outstanding on IHI's books of account.

7. LETTERS OF CREDIT and LETTERS OF GUARANTEE: At Associate's request and upon IHI's and its bank's approval, IHI will cause IHI's bank to issue a Letter of Credit or IHI will issue its Letter of Guarantee to Associate's Vendors; etc. Each Letter is deemed an Initial Payment at date of issue and Primary Commissions are charged as set out in Paragraph 1 above. For Letters of Credit, Accrued Commissions are charged as set out in Paragraph 3 above. In addition, Associate is to deposit with IHI 1% of its face amount in immediately available funds to cover anticipated bank charges for issuance, amendment, discrepancy, negotiation; etc.; at completion of the transaction IHI will provide Associate an accounting of such charges and IHI and Associate agree to pay to the other the amount required to reconcile this account. For Letters of Guarantee, the Primary Commission must, at IHI's option, be prepaid by the Associate to IHI in immediately available funds prior to its issuance. The Accrued Commissions on Letters of Guarantee while outstanding are set at one-half those of funded Initial Payments. If IHI funds the Associate/third parties as required by the terms of the Letter of Guarantee then, as of the date of the funding, those Accrued Commissions that would be applicable will be charged to Associate (see paragraphs 1 and 3 above). For both Letters of Credit and Letters of Guarantee, at the date of actual funding the Accrued Commission is closed out and re-opened as a cash Initial Payment.

    SPECIAL PROGRAMS For Initial Payments, Primary, Administered and Accrued Commissions and other terms and Costs and COMMISSION SCHEDULE (EXHIBIT B),
       ADDENDUM B.1, or other special addendum agreed to by both parties.